UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

DynCorp International LLC

(Exact name of registrant as specified in its charter)

Delaware	333–127343	52–2287126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia	22042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (571) 722–0210

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01	Other Events.

On June 7, 2010, DynCorp International LLC (“DynCorp International”), the wholly-owned operating subsidiary of DynCorp International Inc. (“DynCorp”), issued a press release announcing that it has commenced a cash tender offer and consent solicitation for any and all outstanding $376,219,000 aggregate principal amount of 9.5% Senior Subordinated Notes due 2013 (CUSIP No. 23326BAB0) (the “Notes”) of DynCorp International and DIV Capital Corporation. The tender offer and consent solicitation is being conducted pursuant to that certain Agreement and Plan of Merger, dated as of April 11, 2010 (the “Merger Agreement”), by and among DynCorp, Delta Tucker Holdings, Inc. (“Parent”) and Delta Tucker Sub, Inc. (“Merger Sub”). Parent and Merger Sub are entities created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management L.P. Pursuant to the Merger Agreement, as of the effective time of the Merger (as defined in the Merger Agreement), DynCorp will become a wholly-owned subsidiary of Parent. DynCorp International’s obligation to accept for purchase Notes in the tender offer is subject to, among other things, the consummation of the Merger and the receipt of consents from holders of Notes representing a majority of the outstanding principal amount of the Notes. However, completion of the tender offer and consent solicitation is not a condition to completion of the Merger.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this report is neither an offer to purchase any notes, nor a solicitation of tenders with respect to any security. The tender offer and consent solicitation are being made pursuant to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated June 7, 2010, and the related Consent and Letter of Transmittal.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release, dated June 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DynCorp International LLC

Date: June 7, 2010	/s/ Michael J. Thorne
	Name:	Michael J. Thorne
	Title:	Senior Vice President and Chief Financial Officer